UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

FISERV, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 6, 2015

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc. to be held at our corporate offices in Brookfield, Wisconsin on Wednesday, May 20, 2015 at 10:00 a.m. This is an important day on the Fiserv calendar, as it is an opportunity to review our financial results and strategic progress in providing our clients, and their customers, innovative technology products and services.

Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of 2015 Annual Meeting of Shareholders and Proxy Statement. Following action on these matters, we will present a report on our business activities. You can find financial and other information about Fiserv in the accompanying Form 10-K for the fiscal year ended December 31, 2014. We welcome your comments or inquiries about our business that would be of general interest to shareholders during the meeting.

We urge you to be represented at the annual meeting, regardless of the number of shares you own or whether you are able to attend the annual meeting in person, by voting as soon as possible. Shareholders can vote their shares via the Internet, by telephone or by mailing a completed and signed proxy card (or voting instruction form if you hold your shares through a broker).

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

2015 Proxy Statement

Notice of 2015 Annual Meeting of Shareholders

Time and Date:

Wednesday, May 20, 2015, at 10:00 a.m. local time

Place:

Fiserv Corporate Offices, 255 Fiserv Drive, Brookfield, Wisconsin 53045

Matters To Be Voted On:

1.	Election of ten directors to serve for a one-year term and until their successors are elected and qualified.

2.	Approval, on an advisory basis, of the compensation of our named executive officers.

3.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

4.	Shareholder proposal on executive retention of stock, if properly presented.

Any other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who Can Vote:

Holders of Fiserv stock at the close of business on March 23, 2015.

Date of Mailing:

On April 6, 2015, we began mailing the notice of Internet availability of proxy materials, or a proxy statement, proxy card and annual report, to shareholders.

By order of the board of directors,

Lynn S. McCreary

Secretary

April 6, 2015

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 20, 2015: The proxy statement, 2014 annual report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

2015 Proxy Statement

Proxy Statement Table of Contents

2015 Proxy Statement

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting

Time and Date:	Wednesday, May 20, 2015, at 10:00 a.m. local time

Place:	Fiserv Corporate Offices
255 Fiserv Drive
Brookfield, Wisconsin 53045

Record Date:	March 23, 2015

Voting:	Shareholders as of the record date are entitled to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning their proxy card or voter instruction card; or in person at the annual meeting (street holders must obtain a legal proxy from their bank, broker or other nominee granting the right to vote).

Proxy Statement

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our 2015 annual meeting of shareholders. This proxy statement is being sent and made available to our shareholders entitled to vote at the annual meeting on or about April 6, 2015.

Purposes of Annual Meeting

Agenda Item		Board Vote Recommendation	Page Reference for More Detail

1.	Election of Directors	FOR each	10

The board of directors has nominated ten individuals for election as directors. All nominees are currently serving as directors and all, except Mr. Yabuki, our President and Chief Executive Officer, are independent. We believe that each nominee for director has the requisite experience, integrity and sound business judgment to serve as a director.

		Director Nominee

2.	Advisory Vote on Named Executive Officer Compensation	FOR	25

The board of directors is asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Our compensation program for named executive officers is designed to create long-term shareholder value by rewarding performance as described in the Compensation Discussion and Analysis section of this proxy statement.

3.	Ratification of Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm As a matter of good corporate governance, the audit committee of the board of directors is seeking ratification of its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.	FOR	54

01 2015 Proxy Statement

Agenda Item		Board Vote Recommendation	Page Reference for More Detail

4.	Shareholder Proposal on Executive Retention of Stock (if properly presented) We require all of our executive officers to maintain a significant amount of stock, we have a strong culture of stock ownership, and we have policies that align the interests of our executive officers with the long-term interests of our shareholders. In light of these considerations and the potential negative consequences that this proposal could have, we do not believe that this proposal is in the best interest of our shareholders.	AGAINST	56

Executing on Our Strategy

We delivered strong results in 2014 highlighted by adjusted internal revenue growth of 4% and adjusted earnings per share of $3.37, a 13% increase over 2013. We made progress in strategic areas that we believe will enhance our future results and continued to enhance our level of competitive differentiation through innovation and integration. As discussed further in the Compensation Discussion and Analysis section of this proxy statement, our named executive officer compensation for 2014 was paid or awarded in the context of these results.

Adjusted internal revenue growth and adjusted earnings per share are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these measures and a reconciliation to the most directly comparable GAAP measures.

2014 Compensation Highlights

We did not increase the base salary of our chief executive officer in 2014. We paid him a cash incentive award equal to 129% of his target award because we exceeded his target adjusted earnings per share and adjusted internal revenue growth performance goals, and the value of equity compensation we granted to him was more than two times the cash compensation paid to him.

We paid cash incentive awards to other named executive officers above target levels because, among other things, we exceeded the target adjusted earnings per share and target adjusted internal revenue growth performance goals for 2014. The other named executive officers received annual equity incentive awards in 2014 generally at or above target levels reflecting performance at or above target. As a group, 80% of the compensation paid to our named executive officers was in the form of incentive awards, more than half of which was in the form of equity. In addition, more than three-quarters of the aggregate equity awards granted to our named executive officers were in the form of stock options, which are inherently performance-based and have value only to the extent that the price of our stock increases.

In 2014, our board of directors adopted a policy that prohibits our directors and executive officers from hedging or pledging our stock, and our compensation committee adopted a policy not to enter into new excise tax gross-up arrangements with executive officers. In addition, in 2015, our executive officers executed amendments to their outstanding equity award agreements to revise the criteria for retirement and post-retirement treatment of such awards. These changes enable our executive officers to retain their equity awards following a qualified retirement, subject to compliance with ongoing obligations, which further aligns their long-term interests with those of our shareholders as they approach possible retirement.

We encourage you to review the “Compensation Discussion and Analysis” section of this proxy statement as well as the tabular and narrative disclosure under “Executive Compensation.”

02 2015 Proxy Statement

Compensation Practices

What We Do

✓    Our compensation committee strives to provide total compensation at a level comparable to the 50th percentile of our peers with an opportunity for 75th percentile compensation for superior performance. In 2014, the total compensation of our chief executive officer was between the 50th and 60th percentile of our peers, and the total compensation of our other named executive officers was up to the 60th percentile of our peers.

✓     We provide cash incentive awards based on achievement of annual performance goals and equity compensation that promotes long-term financial and operating performance by delivering incremental value to executive officers to the extent our stock price increases over time.

✓     We have a stock ownership policy that requires our executive officers to acquire and maintain a significant amount of Fiserv equity, and in 2015, we amended the terms of the equity awards granted to our executive officers to enable them to retain their awards following a qualified retirement, subject to compliance with ongoing obligations, which further aligns their long-term interests with those of our shareholders as they approach possible retirement.

✓     We have a policy that prohibits our executive officers from hedging or pledging Fiserv stock.

✓     We have a compensation recoupment, or “clawback,” policy.

What We Don’t Do

X     In 2014, our compensation committee adopted a policy not to enter into new excise tax gross-up arrangements with executive officers.

X     We don’t provide separate pension programs, a supplemental executive retirement plan or other post-retirement payments to our named executive officers.

X     We generally don’t provide personal-benefit perquisites to our named executive officers.

03 2015 Proxy Statement

Board Nominees

The board met five times during 2014 and each of our directors attended 75% or more of the aggregate number of meetings of the board and the committees on which he or she served, in each case while the director was serving on our board of directors during 2014. The following table provides summary information on each director nominee. For more information about each director nominee, please see pages 11–15.

Name	Age	Director Since	Principal Occupation	Independent (Y/N)	Current Committee Memberships

Daniel P. Kearney*	75	1999	Financial Consultant	Y

Alison Davis	53	2014	Managing Partner, Fifth Era	Y	Audit

Christopher M. Flink	43	2012	Partner, IDEO	Y	Audit

					Nominating and Corp. Governance

Dennis F. Lynch	66	2012	Chairman, Cardtronics, Inc.	Y	Compensation

Denis J. O’Leary	58	2008	Managing Partner, Encore Financial Partners, Inc.	Y	Audit

					Nominating and Corp. Governance

Glenn M. Renwick +	59	2001	Chairman, President and Chief Executive Officer, The Progressive Corporation	Y	Compensation

Kim M. Robak +	59	2003	Partner, Mueller Robak, LLC	Y	Nominating and Corp. Governance

Doyle R. Simons	51	2007	President and Chief Executive Officer, Weyerhaeuser Company	Y	Compensation

Thomas C. Wertheimer +	74	2003	Financial Consultant	Y	Audit

Jeffery W. Yabuki	55	2005	President and Chief Executive Officer, Fiserv, Inc.	N

* Chairman of the Board            + Committee Chair

04 2015 Proxy Statement

Proxy and Voting Information

The board of directors of Fiserv, Inc., a Wisconsin corporation, is soliciting shareholders’ proxies in connection with our annual meeting of shareholders to be held on Wednesday, May 20, 2015 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. On or about April 6, 2015, we mailed the notice of Internet availability of proxy materials, or a proxy statement, proxy card and annual report, to all shareholders entitled to vote at the annual meeting.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we may furnish our proxy statement and annual report to shareholders of record by providing access to those documents on the Internet instead of mailing printed copies. The notice you received regarding the Internet availability of our proxy materials (the “Notice”) provides instructions on how to access our proxy materials and cast your vote over the Internet, by telephone or by mail.

Shareholders’ access to our proxy materials via the Internet allows us to reduce printing and delivery costs and lessen adverse environmental impacts. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting those materials.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. Our directors, officers and other employees may solicit proxies by mail, personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts.

We have retained the services of Georgeson Inc. (“Georgeson”) to assist us in soliciting proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials.

Proxies solicited hereby will be returned to the board of directors and will be tabulated by an inspector of election, who will be designated by the board of directors and will not be an employee or director of Fiserv, Inc.

Holders Entitled to Vote

The board of directors has fixed the close of business on March 23, 2015 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 237,885,294 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding.

All of these shares are to be voted as a single class, and you are entitled to cast one vote for each share you held as of the record date on all matters submitted to a vote of shareholders.

Voting Your Shares

You may vote:

By Internet

Visit www.proxyvote.com

By telephone

Dial toll-free 1-800-690-6903

By mailing your proxy card

If you requested a printed copy of the proxy materials, mark your vote on the proxy card, sign and date it and return it in the enclosed envelope.

In person

If you are a shareholder of record you may join us in person at the annual meeting.

Voting through the Internet or by telephone. You may direct your vote by proxy without attending the annual meeting. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. Shareholders voting via the Internet

05 2015 Proxy Statement

or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

Voting by proxy card. If you requested a printed copy of the proxy materials, you may vote by returning a proxy card that is properly signed and completed. The shares represented by that card will be voted as you have specified.

Banks, brokers or other nominees. Shareholders who hold shares through a bank, broker or other nominee may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with the Notice or this proxy statement. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the annual meeting.

401(k) savings plan. An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of common stock allocated to his or her account. We will provide instructions to participants regarding how to vote. If no direction is provided by the participant about how to vote his or her shares, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

Proxies

Daniel P. Kearney, Chairman of the board of directors, Jeffery W. Yabuki, President and Chief Executive Officer, and Lynn S. McCreary, Chief Legal Officer and Secretary, have been selected by the board of directors as proxy holders and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies.

If nothing is specified, the proxies will be voted: to elect each of the board’s nominees for director; to approve the compensation of our named executive officers as disclosed in this proxy statement; to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and against the shareholder proposal relating to executive retention of stock, if properly presented at the annual meeting.

Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

You may revoke your proxy at any time before it is exercised by doing any of the following:

•  entering a new vote using the Internet or by telephone

•  giving written notice of revocation to Lynn S. McCreary, Chief Legal Officer and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045

•  submitting a subsequently dated and properly completed proxy card

•  attending the annual meeting and voting in person

However, if your shares are held of record by a bank, broker or other nominee, you must obtain a proxy issued in your name from the record holder.

Quorum

The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Holders of shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve a proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed, in our sole discretion, in order to permit the further solicitation of proxies.

06 2015 Proxy Statement

Required Vote

Proposal		Voting Standard

1.	Election of directors	A director will be elected if the number of shares voted “for” that director’s election exceeds the number of votes cast “withheld” with respect to that director’s election.

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015	To be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.

4.	To vote on a shareholder proposal relating to executive retention of stock, if properly presented at the annual meeting

For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

07 2015 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 13, 2015 by: each current director and director nominee; each executive officer appearing in the Summary Compensation Table; all directors and executive officers as a group; and any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Exchange Act.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percent of Class (3)
T. Rowe Price Associates, Inc.(4)
100 E. Pratt Street
Baltimore, Maryland 21202	33,406,191	14.0%
The Vanguard Group, Inc.(5)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	19,051,250	8.0%
BlackRock, Inc.(6)
55 East 52nd Street
New York, New York 10022	13,723,116	5.8%
Jeffery W. Yabuki	2,724,364	1.1%
Thomas J. Hirsch	509,708	*
Mark A. Ernst	318,778	*
Rahul Gupta	226,008	*
Byron C. Vielehr	—	*
Alison Davis	—	*
Christopher M. Flink	9,686	*
Daniel P. Kearney	81,674	*
Dennis F. Lynch	12,446	*
Denis J. O’Leary	71,739	*
Glenn M. Renwick	131,483	*
Kim M. Robak	72,460	*
Doyle R. Simons	70,873	*
Thomas C. Wertheimer	52,241	*
All directors and executive officers as a group (18 people)	4,490,418	1.9%

* Less than 1%.

(1)   Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(2)   All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

08 2015 Proxy Statement

Includes stock options, which, as of March 13, 2015, were exercisable currently or within 60 days: Mr. Yabuki – 2,278,636; Mr. Hirsch – 472,030; Mr. Ernst – 268,372; Mr. Gupta – 173,925; Mr. Flink – 7,352; Mr. Kearney – 47,556; Mr. Lynch – 9,426; Mr. O’Leary – 38,854; Mr. Renwick – 54,400; Ms. Robak – 33,762; Mr. Simons – 40,540; Mr. Wertheimer – 41,420; and all directors and executive officers as a group – 3,634,692. Includes 1,596 restricted stock units held by Mr. Gupta, which, as of March 13, 2015, were due to vest within 60 days.

Includes shares deferred under vested restricted stock units: Mr. Hirsch – 14,792; Mr. Kearney – 11,326; Mr. Lynch – 3,020; Mr. O’Leary – 9,636; Mr. Renwick – 13,126; Ms. Robak – 6,288; Mr. Simons – 13,126; and all directors and executive officers as a group – 71,314.

Also includes shares eligible for issuance pursuant to the non-employee director deferred compensation plan: Mr. Kearney – 13,448; Mr. O’Leary – 14,347; Mr. Renwick – 17,663; Ms. Robak – 6,452; Mr. Simons – 15,957; and all directors as a group – 67,867.

Mr. Kearney is a trustee of the Daniel and Gloria Kearney Foundation which holds 3,400 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 36,450 shares of our common stock. As a trustee, Mr. Kearney or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(3)   On March 13, 2015, there were 238,053,502 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares due upon vesting of restricted stock units within 60 days, shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)   Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 13, 2015 with the Securities and Exchange Commission, which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 7,807,104 of the securities and sole dispositive power over 33,406,191 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)   Based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 10, 2015 with the Securities and Exchange Commission, which indicates that the Vanguard Group exercises sole voting power over 430,961 of the securities, sole dispositive power over 18,643,985 of the securities and shared dispositive power over 407,265 of the securities. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 335,165 of the securities as a result of VFTC serving as investment manager of collective trust accounts, and Vanguard Investments Australia Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 167,896 of the securities as a result of VIA serving as investment manager of Australian investment offerings.

(6)   Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 6, 2015 with the Securities and Exchange Commission, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. According to the Schedule 13G, BlackRock exercises sole voting power over 11,585,570 of the securities and sole dispositive power over 13,723,116 of the securities.

09 2015 Proxy Statement

Proposal 1. Election of Directors

Our Board of Directors

All directors will be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified.

All of the nominees for election as director at the annual meeting are incumbent directors. No nominee for director has been nominated pursuant to any agreement or understanding between us and any person, and there are no family relationships among any of our directors or executive officers. These nominees have consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. The affirmative vote of a majority of votes cast is required for the election of directors.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election. Once our chairman of the board determines that a contested election exists in accordance with our by-laws, the plurality vote standard will apply at a meeting at which a quorum is present regardless of whether a contested election continues to exist as of the date of such meeting.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the tendered resignation, and the committee will recommend to the board whether to accept or reject it. Following the board’s decision, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation.

10 2015 Proxy Statement

Nominees for Election

Each person listed below is nominated for election to serve as a director until the next annual meeting of shareholders and until his or her successor is elected and qualified. The board of directors recommends that you vote in favor of its nominees for director.

Alison Davis, 53

• Director since 2014

• Audit Committee member

• Principal occupation: Managing Partner, Fifth Era

• Experience in global financial services, corporate strategy and financial management

Ms. Davis has been a managing partner of Fifth Era, a firm that invests in and incubates early stage technology companies, since 2011. Prior to Fifth Era, she was the managing partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector, from 2004 to 2010. Prior to joining Belvedere she served as chief financial officer for Barclays Global Investors, an institutional asset manager that is now part of BlackRock, Inc., from 2000 to 2003, a senior partner at A.T. Kearney, Inc., a leading global management consulting firm, from 1993 to 2000, and a consultant at McKinsey & Company, another leading global management consulting firm, from 1984 to 1993.

In the past five years, in addition to Fiserv, Ms. Davis has served as a director at the following publicly traded companies: Royal Bank of Scotland Group plc. (current), a British bank holding company, Diamond Foods, Inc. (current), a packaged food company, Unisys Corporation (current), a global information technology company, LECG Corporation (former), a consulting firm, City National Bank (former), a wholly owned subsidiary of City National Corporation which is a provider of banking, investment and trust services, and Xoom Corporation (former), a digital money transfer provider. She also currently serves as a director at Ooma, Inc., a privately held consumer telecommunications company.

The board concluded that Ms. Davis should be a director of the company because of her extensive experience in global financial services, corporate strategy and financial management.

Christopher M. Flink, 43

• Director since 2012

• Audit Committee and Nominating and Corporate Governance Committee member

• Principal occupation: Partner, IDEO

• Experience with innovative technologies and helping companies innovate and grow

Mr. Flink is a partner at the innovation and design firm IDEO where he leads key client relationships, guiding portfolios of innovation projects in retail, education and consumer products. In his 17 years at IDEO, Mr. Flink has held a variety of roles, from heading the firm’s Consumer Experience Design practice to co-founding its New York office. Mr. Flink also teaches at Stanford University where he is a lecturer at the Graduate School of Business, a consulting associate professor at the Hasso Plattner Institute of Design (d.school), and a member of the d.school’s leadership team.

In the past five years, in addition to Fiserv, Mr. Flink has served as a director of E*TRADE Financial Corporation (current), a publicly traded financial services company.

The board concluded that Mr. Flink should be a director of the company because of his strong understanding of innovative technologies and his 20 years of experience helping companies of all kinds innovate and grow.

11 2015 Proxy Statement

Daniel P. Kearney, 75 • Chairman since 2014 • Director since 1999 • Principal occupation: Financial Consultant • Experience in the banking, insurance and legal industries for over 40 years

Mr. Kearney is a financial consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the United States Office of Management and Budget. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois.

In the past five years, in addition to Fiserv, Mr. Kearney has served as a director at the following publicly traded companies: non-executive Chairman of MBIA, Inc. (current), a financial guarantor, and MGIC Investment Corporation (former), a mortgage insurance company.

The board concluded that Mr. Kearney should be a director of the company because of his over 40 years of experience in the banking, insurance and legal industries.

Dennis F. Lynch, 66 • Director since 2012 • Compensation Committee member • Principal occupation: Chairman, Cardtronics, Inc. • Experience in the payments industry for over 30 years

Mr. Lynch is Chairman of Cardtronics, Inc., a publicly traded company and the largest owner and operator of retail ATMs worldwide. He was appointed Chairman in 2010 and has served as a director of Cardtronics since 2008. Mr. Lynch is also a board member, and former Chairman, of the Secure Remote Payments Council, a cross-industry organization dedicated to accelerating the growth, development and market adoption of more secure e-commerce and mobile payments. He previously served as: Chairman and Chief Executive Officer of RightPath Payments, Inc. from 2005 to 2008; a director of Open Solutions, Inc. from 2005 to 2007; President and Chief Executive Officer of NYCE Corporation from 1996 to 2004; and Chairman of Yankee 24 ATM Network from 1988 to 1990.

In the past five years, in addition to Fiserv, Mr. Lynch has served as a director of Cardtronics, Inc. (current).

The board concluded that Mr. Lynch should be a director of the company because he has over 30 years of experience in the payments industry and is a leader in the introduction and growth of payment solutions.

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Denis J. O’Leary, 58

•  Director since 2008

•  Audit Committee and Nominating and Corporate Governance Committee member

•  Principal occupation: Managing Partner, Encore Financial Partners, Inc.

•  Experience in the banking and information technology industries

In 2009, Mr. O’Leary became Managing Partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations in the United States. From 2006 to 2009, he was a senior advisor to The Boston Consulting Group with respect to the enterprise technology, financial services and consumer payments industries. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Lab Morgan, and, from 1994 to 2003, Executive Vice President.

In the past five years, in addition to Fiserv, Mr. O’Leary has served as a director of McAfee, Inc. (former), a formerly publicly traded supplier of computer security solutions. He also currently serves as a director at CrowdStrike, Inc., a privately held computer security software company, Hamilton State Bancshares, Inc., a privately held bank holding company, and The Warranty Group, Inc., a privately held provider of extended warranty programs and related benefits.

The board concluded that Mr. O’Leary should be a director of the company because of his extensive knowledge of and experience in both the banking and information technology industries.

Glenn M. Renwick, 59

•  Director since 2001

•  Compensation Committee chair

•  Principal occupation: Chairman, President and Chief Executive Officer, The Progressive Corporation

•  Experience in business leadership and information technology

Mr. Renwick is Chairman, President and Chief Executive Officer of The Progressive Corporation, a publicly traded property and casualty insurance company. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida.

In the past five years, in addition to Fiserv, Mr. Renwick has served as a director at the following publicly traded companies: The Progressive Corporation (current) and UnitedHealth Group Incorporated (current), a provider of health insurance.

The board concluded that Mr. Renwick should be a director of the company because he is an accomplished business leader with significant information technology experience.

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Kim M. Robak, 59

•  Director since 2003

•  Nominating and Corporate Governance Committee chair

•  Principal occupation: Partner at Mueller Robak, LLC

•  Experience in the fields of law, government and technology

Ms. Robak has been a partner at Mueller Robak, LLC, a government relations firm, since 2004. Prior to that, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served as the Lieutenant Governor of the State of Nebraska from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. Prior to 1991, Ms. Robak was a partner at the law firm Rembolt Ludtke Milligan and Berger. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska.

Ms. Robak also currently serves as a director at Ameritas Mutual Holding Company, a privately held provider of life insurance, annuities, and mutual funds, Ameritas Life Insurance Corporation, a privately held life insurance company, and Union Bank & Trust Company, a privately held financial institution.

The board concluded that Ms. Robak should be a director of the company because she is an accomplished businessperson and community leader who brings a variety of experiences to the board through her work in the fields of law, government and technology.

Doyle R. Simons, 51

•  Director since 2007

•  Compensation Committee member

•  Principal occupation: President and Chief Executive Officer, Weyerhaeuser Company

•  Experience in senior management, financial and legal matters

Mr. Simons is President and Chief Executive Officer of Weyerhaeuser Company, a publicly traded company focused on timberlands and forest products. Prior to joining Weyerhaeuser in 2013, Mr. Simons served in a variety of roles for Temple-Inland, Inc., a formerly publicly traded manufacturing company focused on corrugated packaging and building products which was acquired in 2012. From 2007 to early 2012, he served as the Chairman and Chief Executive Officer; from 2005 to 2007, he was Executive Vice President; from 2003 to 2005, he served as its Chief Administrative Officer; from 2000 to 2003, he was Vice President – Administration; and from 1994 to 2000, he served as Director of Investor Relations.

In the past five years, in addition to Fiserv, Mr. Simons has served as a director at the following publicly traded companies: Weyerhaeuser Company (current) and Temple-Inland, Inc. (former).

The board concluded that Mr. Simons should be a director of the company because he is an accomplished businessperson with diverse experiences in senior management and financial and legal matters.

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Thomas C. Wertheimer, 74 • Director since 2003 • Audit Committee chair • Principal occupation: Financial Consultant • Experience in accounting, auditing and financial reporting matters

Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of key multinational and national clients of PwC, including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. From 2003 to 2007, he was a consultant to the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms.

In the past five years, in addition to Fiserv, Mr. Wertheimer has served as a director at the following publicly traded companies: Vishay Intertechnology, Inc. (current), an electronic component manufacturer, and Xinyuan Real Estate Co., Ltd. (former), a residential real estate developer in China.

The board concluded that Mr. Wertheimer should be a director of the company because of his extensive knowledge of and experience in accounting, auditing and financial reporting matters.

Jeffery W. Yabuki, 55

•  Director since 2005

•  Principal occupation: President and Chief Executive Officer, Fiserv, Inc.

•  Experience in senior management positions including as chief executive officer of the company

Mr. Yabuki has served as our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc.

Mr. Yabuki also currently serves as a director at Ixonia Bancshares, Inc., a privately held bank holding company.

The board concluded that Mr. Yabuki should be a director of the company because he has extensive senior management experience and serves as the chief executive officer of the company.

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Corporate Governance

At a Glance

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel P. Kearney Chairman of the Board	✓

Alison Davis	✓	✓

Christopher M. Flink	✓	✓		✓

Dennis F. Lynch	✓		✓

Denis J. O’Leary	✓	✓		✓

Glenn M. Renwick	✓		C

Kim M. Robak	✓			C

Doyle R. Simons	✓		✓

Thomas C. Wertheimer	✓	C

Jeffery W. Yabuki

C = Committee Chair

Director Independence

Our board of directors has determined that Alison Davis, Christopher M. Flink, Daniel P. Kearney, Dennis F. Lynch, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, Doyle R. Simons and Thomas C. Wertheimer are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). In addition, our board of directors determined that Donald F. Dillon, who served as Chairman of the board of directors until May 28, 2014, was independent. Mr. Yabuki is not independent because he is a current employee of Fiserv.

Board Meetings and Attendance

During our fiscal year ended December 31, 2014, our board of directors held five meetings. Each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Our directors meet in executive session without management present at each regular meeting of the board of directors.

Directors are expected to attend each annual meeting of shareholders. All of the directors serving on the board at the time of our 2014 annual meeting of shareholders attended the meeting.

Board Leadership

We separate the roles of chief executive officer and Chairman of the board to allow our leaders to focus on their respective responsibilities. Our chief executive officer is responsible for setting our strategic direction and providing day-to-day leadership. Our Chairman provides guidance to our chief executive officer, sets the agenda for board meetings and presides over meetings of the full board. Our board recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman.

Our board believes that having separate positions provides a clear delineation of responsibilities for each position and enhances the ability of each leader to discharge his duties effectively which, in turn, enhances our prospects for success.

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Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. The directors currently serving on these committees satisfy the independence requirements contained in the NASDAQ Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee and compensation committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at http://investors.fiserv. com/documents.cfm. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Audit Committee
Mr. Wertheimer (Chair)	Duties:
Ms. Davis Mr. Flink Mr. O’Leary Number of Meetings held in 2014: 7	The audit committee’s primary role is to provide independent review and oversight of our financial reporting processes and financial statements, system of internal controls, audit process and results of operations and financial condition. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent registered public accounting firm. Each of the members of the audit committee is independent, as defined by applicable NASDAQ and Securities and Exchange Commission rules. The board of directors has determined that Ms. Davis and Messrs. O’Leary and Wertheimer are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K.

Compensation Committee
Mr. Renwick (Chair) Mr. Lynch Mr. Simons Number of Meetings held in 2014: 5

Duties:

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The compensation committee’s responsibilities include: approval of executive officer compensation and benefits; administration of our equity incentive plans including compliance with executive stock ownership requirements; and approval of severance or similar termination payments to executive officers. Each of the members of the compensation committee is a non-employee director and “independent” as defined by applicable NASDAQ rules. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and their role, and management’s role, in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining and Structuring Compensation – Determining Compensation.”

Nominating and Corporate Governance Committee
Ms. Robak (Chair)	Duties:
Mr. Flink Mr. O’Leary Number of Meetings held in 2014: 6

The nominating and corporate governance committee assists the board of directors to identify and evaluate potential director nominees, and recommends qualified nominees to the board of directors for consideration by the shareholders. The nominating and corporate governance committee also oversees our corporate governance policies and practices. Each of the members of the nominating and corporate governance committee is independent as defined by applicable NASDAQ rules.

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Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

The committee evaluates prospective nominees in the context of the then current constitution of the board of directors and considers all factors it believes appropriate, which include those set forth in our governance guidelines. Our governance guidelines provide that the members of our board of directors should have diverse backgrounds with outstanding business experience, proven ability and significant accomplishments through other enterprises to enable the board of directors to represent a broad set of capabilities and viewpoints. Other than as set forth in our governance guidelines, the committee does not have a formal policy with respect to diversity. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•  Each director must display the highest personal and professional ethics, integrity and values.

•  Each director must have the ability to exercise sound business judgment.

•  Each director must be highly accomplished in his or her respective field, with strong credentials and broad experience.

•  Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•  Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•  Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”), and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the NASDAQ Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee. The committee will consider shareholder-recommended director nominees in accordance with the foregoing and other criteria set forth in our governance guidelines and the Nominating and Corporate Governance Committee Charter. Recommendations for consideration by the committee must be submitted in writing to the chairman of the board and/or president and the chairman of the nominating and corporate governance committee together with appropriate biographical information concerning each proposed nominee. The committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to the procedures set forth in our by-laws, shareholders may also nominate individuals to serve as directors if our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be in proper form, the notice must, among other matters: list the name and residence address of the person or persons to be nominated; include each nominee’s

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written consent to be named in our proxy statement and to serve as a director if elected; describe all arrangements or understandings between the nominating shareholder and each nominee, including any understanding with any person as to how such nominee, if elected, will act or vote on any issue or question and all direct and indirect compensation and any other material monetary arrangements during the past three years between the nominating shareholder and its affiliates and each nominee and his or her affiliates; describe information about the nominating shareholder and each nominee; and contain such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for a contested election of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act. To be timely, the notice must be received by the applicable deadline set forth in our by-laws. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2012. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals, including director nominations, are described below under the heading “Other Matters – Shareholder Proposals for the 2016 Annual Meeting.”

Risk Oversight

Our management is responsible for managing risk, and our board of directors is responsible for overseeing management. To discharge this responsibility, the board seeks to be informed about the risks facing the company so that it may evaluate actual and potential risks and understand how management is addressing such risks. To this end, the board, as a whole and at the committee level, regularly receives reports from management about risks faced by the company. For example, the board of directors regularly receives reports directly from our chief executive officer about, among other matters, developments in our industry so that the board may evaluate the competitive risks faced by the company. In addition, our chief financial officer, at each meeting of the board, presents information regarding our financial performance and condition in an effort to understand financial risks faced by the company. As discussed above, the positions of chief executive officer and Chairman are held by different individuals. We believe a separate Chairman position enhances the effectiveness of our board’s risk oversight function by providing leadership to the board that is independent from those tasked with managing the risk profile of our company.

The committees of the board also play a critical role in the board’s ability to collect and assess information. The audit committee’s charter charges it with a variety of risk-related oversight duties, including:

•  coordinating the board’s oversight of our significant internal controls and disclosure controls and procedures;

•  administering our code of business conduct and ethics;

•  reviewing legal and regulatory matters that could have a material impact on the financial statements;

•  considering and approving related party transactions; and

•  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

At each of its quarterly meetings, the audit committee receives reports from our chief audit executive regarding significant audit findings during the quarter and management’s responses thereto. In addition, the committee regularly receives reports from our chief compliance officer and chief risk officer. Our chief risk officer leads our enterprise risk and resilience group which operates Fiserv’s enterprise risk management program. The program encompasses our business continuity planning, incident management, risk assessment, operational regulatory compliance, insurance and information security across all Fiserv businesses and support functions.

Our compensation committee regularly receives reports about our compensation programs and policies to enable it to oversee management’s administration of compensation-related risks.

The nominating and corporate governance committee also works closely with our chief legal officer and the members of the board to seek to manage risks associated with director and executive officer succession, the independence of the directors, conflicts of interest and other corporate governance related matters.

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Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Lynn S. McCreary, Chief Legal Officer and Secretary. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

A related person transaction is one that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act. Our board of directors has adopted a written policy that requires all related person transactions be reviewed and approved by: the audit committee of the board of directors; or, if the audit committee is not able to review the transaction for any reason (e.g., if a majority of its members are interested in a transaction), a majority of the disinterested members of the board; or, if the transaction involves the compensation of an executive officer or director, the compensation committee of the board of directors. The policy also provides that, at least annually, each ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to affirm the continuing desirability of and need for the related person arrangement.

The audit committee (or, as applicable, the board of directors or the compensation committee) will consider all relevant factors with respect to a proposed related person transaction, and will only approve such a transaction if the audit committee determines that the transaction is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

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Director Compensation

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

— Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company

— Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character

— Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock

— Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices

— Where possible, provide flexibility in form and timing of payments

Elements of Director Compensation

The compensation committee of the board of directors reviews non-employee director compensation every other year and considers our financial performance, general market conditions and non-employee director compensation at the peer group companies set forth below under “Compensation Discussion and Analysis – Structuring Compensation – Peer Group.” We believe that the following components of our director compensation program support the objectives above:

— We provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. We do not provide board and committee meeting fees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

— To compensate the Chairman for his involvement in board and committee matters, he receives an annual cash retainer of $100,000. The Chairman also receives equity grants in the same manner as the other non-employee directors.

— Non-employee directors receive grants of stock options and restricted stock units which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

— Our stock ownership policy requires non-employee directors to own shares of our common stock having a total value equal to six times the annual board retainer amount.

— In order to provide greater flexibility in managing their compensation, we maintain a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until their service on the board ends. Funds in deferred accounts are invested in hypothetical shares of our common stock. We denominate these deferred payments in shares of our common stock to promote alignment between director compensation and the interest of our shareholders.

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— Non-employee directors may also defer receipt of the restricted stock units granted to them annually. Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting, subject to any deferral elections. Directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.

Non-Employee Director Deferred

Compensation Plan

Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights.

Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Shares are received in a lump sum distribution, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”) and count against that plan’s share reserve.

Stock Ownership Requirements

Under our stock ownership policy, non-employee directors are required to accumulate and hold our common stock having a market value equal to at least six times the amount of the annual board retainer.

Non-employee directors have five years after they become subject to the policy to meet the ownership requirements provided that interim ownership milestones are achieved during the five year period. All non-employee directors are in compliance with our stock ownership policy.

Elements of Director Compensation Our non-employee director compensation program is summarized below:
Element of Compensation
Board Retainer	$ 60,000
Chairman’s Retainer(1)	100,000
Committee Retainer
Audit	12,000
Compensation	10,000
Nominating and Corporate Governance	10,000
Committee Chair Retainer
Audit	7,500
Compensation	7,500
Nominating and Corporate Governance	7,500
Equity Awards(2)
Stock Options	70,000
Restricted Stock Units	70,000
(1) The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)   Upon being elected or continuing as a director at our annual meeting of shareholders, each non-employee director receives stock options and restricted stock units each having approximately $70,000 in value.

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2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	Option Awards($)(2)	Total ($)
Alison Davis(3)	18,000	35,885	35,890	89,775
Christopher M. Flink(4)	79,000	70,011	70,016	219,027
Daniel P. Kearney(5)	95,500	70,011	70,016	235,527
Dennis F. Lynch(6)	70,000	70,011	70,016	210,027
Denis J. O’Leary(7)	82,000	70,011	70,016	222,027
Glenn M. Renwick(8)	77,500	70,011	70,016	217,527
Kim M. Robak(9)	77,500	70,011	70,016	217,527
Doyle R. Simons(10)	70,000	70,011	70,016	210,027
Thomas C. Wertheimer(11)	79,500	70,011	70,016	219,527
Donald F. Dillon(12)	50,000	—	—	50,000

(1)   This column includes the following amounts deferred under our non-employee director deferred compensation plan, a non-qualified defined contribution plan: Mr. O’Leary ($82,000); Mr. Renwick ($77,500); Ms. Robak ($38,750); and Mr. Simons ($70,000).

(2)   We granted each non-employee director, other than Ms. Davis, a number of restricted stock units determined by dividing $70,000 by $59.89, the closing price of our common stock on May 28, 2014, the date of the grant. Ms. Davis joined the board on November 18, 2014 and we granted her a pro rata number of restricted stock units based on the number of days between her date of election and the date of our next annual meeting of shareholders and using the closing price of our common stock on November 18, 2014, $70.50. Accordingly, each non-employee director, other than Ms. Davis, received 1,169 restricted stock units, and Ms. Davis received 509 restricted stock units. The restricted stock units vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date.

We granted each non-employee director, other than Ms. Davis, a number of stock options determined by dividing $70,000 by a binomial valuation of an option of one share of our common stock on May 28, 2014, the grant date. We granted Ms. Davis a pro rata number of stock options based on the number of days between the date of her election and the date of our next annual meeting of shareholders and using the binomial valuation of an option of one share of our common stock on November 18, 2014, the grant date. Accordingly, we granted an option to purchase 3,548 shares of our common stock at an exercise price of $59.89 to each non-employee director, other than Ms. Davis, and an option to purchase 1,545 shares of our common stock at an exercise price of $70.50 to Ms. Davis. The options vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date.

The dollar amount shown in the table is the grant date fair value of the award. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2014.

(3)   Ms. Davis’s cash compensation includes pro rata compensation for service on the board and audit committee during the fourth quarter of 2014. As of December 31, 2014, Ms. Davis held 1,545 options to purchase shares of our common stock, none of which were vested, and 509 restricted stock units.

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(4)   Mr. Flink’s cash compensation reflects his service on the audit committee beginning in the second quarter of 2014. As of December 31, 2014, Mr. Flink held 10,900 options to purchase shares of our common stock, 7,352 of which were vested, and 1,169 restricted stock units.

(5)   Mr. Kearney assumed the role of Chairman of the Board of Directors on May 28, 2014 and ceased serving on the audit and nominating and corporate governance committees as of that date. Accordingly, his cash compensation reflects his service before and after becoming Chairman. As of December 31, 2014, Mr. Kearney held 51,104 options to purchase shares of our common stock, 47,556 of which were vested, 1,169 restricted stock units, and 13,448 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(6)   As of December 31, 2014, Mr. Lynch held 12,974 options to purchase shares of our common stock, 9,426 of which were vested, and 1,169 restricted stock units.

(7)   As of December 31, 2014, Mr. O’Leary held 42,402 options to purchase shares of our common stock, 38,854 of which were vested, 1,169 restricted stock units, and 14,347 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(8)     As of December 31, 2014, Mr. Renwick held 57,948 options to purchase shares of our common stock, 54,400 of which were vested, 1,169 restricted stock units, and 17,663 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(9)     As of December 31, 2014, Ms. Robak held 37,310 options to purchase shares of our common stock, 33,762 of which were vested, 1,169 restricted stock units, and 6,452 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(10)   As of December 31, 2014, Mr. Simons held 44,088 options to purchase shares of our common stock, 40,540 of which were vested, 1,169 restricted stock units, and 15,957 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(11)   As of December 31, 2014, Mr. Wertheimer held 44,968 options to purchase shares of our common stock, 41,420 of which were vested, and 1,169 restricted stock units.

(12)   Mr. Dillon served as Chairman of the Board of Directors until May 28, 2014. As of December 31, 2014, Mr. Dillon held no options to purchase shares of our common stock or restricted stock units.

24 2015 Proxy Statement

Proposal 2. Advisory Vote to Approve Executive Compensation

Background

We are conducting a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in accordance with Section 14A of the Exchange Act (commonly referred to as “Say-on-Pay”). Our shareholders previously expressed a preference that we hold Say-on-Pay votes on an annual basis, and our board of directors accordingly determined to hold Say-on-Pay votes every year until the next required advisory vote on the frequency of future Say-on-Pay votes.

Proposed Resolution

We encourage shareholders to review the Compensation Discussion and Analysis section of this proxy statement as well as the tabular and narrative disclosure under the heading “Executive Compensation.” Our compensation program for named executive officers is designed to create long-term shareholder value by rewarding performance and includes the following key factors for 2014:

— We delivered strong results in 2014 highlighted by adjusted internal revenue growth of 4% and a 13% increase in adjusted earnings per share. We made progress in strategic areas that we believe will enhance our future results and continued to enhance our level of competitive differentiation through innovation and intergration. Adjusted internal revenue growth and adjusted earnings per share are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these measures and a reconciliation to the most directly comparable GAAP measures.

— The base salaries of our named executive officers were below the 50th percentile of our peers. The total compensation of our chief executive officer was between the 50th and 60th percentile of our peers, and the total compensation of our other named executive officers was up to the 60th percentile of our peers.

— We have: (i) a stock ownership policy, which requires our executive officers to maintain a substantial investment in Fiserv stock; (ii) a policy that prohibits executive officers from hedging or pledging our stock; and (iii) a compensation recoupment, or “clawback,” policy, all of which we believe align the interests of our named executive officers with those of our shareholders.

— We provided compensation in the form of cash incentive awards based on achievement of annual performance goals and long-term equity compensation that promotes sustained financial and operating performance by delivering incremental value to executive officers to the extent our stock price increases over time. Specifically:

— As a group, 80% of the compensation that we paid to our named executive officers was in the form of incentive awards, more than half of which was in the form of equity.

— More than three-quarters of the aggregate equity awards granted to our named executive officers were in the form of options, which are inherently performance-based and have value only to the extent that the price of our stock increases.

— We generally did not provide perquisites to our named executive officers in 2014.

— In 2014, our compensation committee adopted a policy not to enter into new excise tax gross-up arrangements with executive officers.

25 2015 Proxy Statement

The board endorses the compensation of our named executive officers and recommends that you vote in favor of the following resolution:

RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under the heading “Compensation Discussion and Analysis” and in the tabular and narrative disclosures under the heading “Executive Compensation.”

Vote Required, Effect of Vote and

Recommendation of the Board of Directors

To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of this proposal.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee will carefully consider the outcome of the vote when considering future executive compensation decisions to the extent it can determine the cause or causes of any significant negative voting results.

The board of directors recommends that you vote in favor of Proposal 2.

26 2015 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

Named Executive Officer	Title
Jeffery W.Yabuki	President and Chief Executive Officer
Thomas J. Hirsch	Chief Financial Officer, Treasurer and Assistant Secretary
Mark A. Ernst	Chief Operating Officer
Rahul Gupta	Group President, Billing and Payments Group
Byron C. Vielehr	Group President, Depository Institution Services Group

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with information regarding our executive compensation philosophy, how we determine and structure executive compensation, including the factors we consider in making compensation decisions, and our executive compensation policies. The Compensation Discussion and Analysis focuses on the compensation of the executive officers identified above (our “named executive officers”).

Our Business

Our mission is to provide integrated technology and services solutions to enable best-in-class results for our clients. We pursue this goal with strategies focused on innovative product development, service quality, improved cost effectiveness, aggressive solicitation of new clients and disciplined capital deployment, including strategic acquisitions and divestitures. We face intense competition from domestic and international companies that are aggressive and well financed. Our industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. In order to implement our strategic plan, we need to assemble and maintain a leadership team with the integrity, skills and dedication to execute our initiatives. We believe that executive officer compensation can be used to help us achieve our objectives by “paying for performance,” thereby aligning the interests of our executive officers with those of our shareholders.

2014 Business Highlights

We delivered strong results in 2014 highlighted by adjusted internal revenue growth of 4% and adjusted earnings per share of $3.37, a 13% increase over 2013. We made progress in strategic areas that we believe will enhance our future results and continued to enhance our level of competitive differentiation through innovation and integration. Executive officer compensation for 2014 was paid or awarded in the context of these results.

Adjusted internal revenue growth and adjusted earnings per share are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these measures and a reconciliation to the most directly comparable GAAP measures.

Executive Compensation Practices

Our compensation program is designed to create long-term value for our shareholders by rewarding performance and sustainable growth. The table below summarizes our current compensation practices as well as those practices we have not implemented because we do not believe they advance the goals of our compensation program:

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What We Do

✓    Our compensation committee strives to provide total compensation at a level comparable to the 50th percentile of our peers with an opportunity for 75th percentile compensation for superior performance. In 2014, the total compensation of our chief executive officer was between the 50th and 60th percentile of our peers, and the total compensation of our other named executive officers was up to the 60th percentile of our peers.

✓    We provide cash incentive awards based on achievement of annual performance goals and equity compensation that promotes long-term financial and operating performance by delivering incremental value to executive officers to the extent our stock price increases over time.

✓    We have a stock ownership policy that requires our executive officers to acquire and maintain a significant amount of Fiserv equity; and in 2015, we amended the terms of the equity awards granted to our executive officers to enable them to retain their awards following a qualified retirement, subject to compliance with ongoing obligations, which further aligns their long-term interests with those of our shareholders as they approach possible retirement.

✓    We have a policy that prohibits our executive officers from hedging or pledging Fiserv stock.

✓    We have a compensation recoupment, or “clawback,” policy.

What We Don’t Do

X    In 2014, our compensation committee adopted a policy not to enter into new excise tax gross-up arrangements with executive officers.

X    We don’t provide separate pension programs, a supplemental executive retirement plan or other post-retirement payments to our named executive officers.

X    We generally don’t provide personal-benefit perquisites to our named executive officers.

28 2015 Proxy Statement

2014 Compensation Matters

We did not increase the base salary of our chief executive officer in 2014. We paid him a cash incentive award equal to 129% of his target award because we exceeded his target adjusted earnings per share and adjusted internal revenue growth performance goals. In 2014, the value of equity compensation we granted to our chief executive officer as a percentage of his total compensation remained comparable with 2013 and was more than two times the cash compensation paid to him.

We paid cash incentive awards to other named executive officers above target levels because, among other things, we exceeded their target adjusted earnings per share, adjusted internal revenue growth and consolidated net operating profit performance goals, as applicable. The other named executive officers received annual equity incentive awards in 2014 generally at or above target levels reflecting performance at or above target. Mr. Vielehr received an equity award upon joining Fiserv at the end of 2013 and therefore did not receive an annual equity incentive award in 2014.

As a group, 80% of the compensation that we paid to our named executive officers was in the form of incentive awards, more than half of which was in the form of equity. In addition, more than three-quarters of the aggregate equity awards granted to our named executive officers were in the form of stock options, which are inherently performance-based and have value only to the extent that the price of our stock increases.

Recent Developments

In 2014, our board of directors adopted a policy that prohibits our directors and executive officers from hedging or pledging our stock, and our compensation committee adopted a policy not to enter into new excise tax gross-up arrangements with executive officers. In 2015, our executive officers executed amendments to their outstanding equity award agreements to revise the criteria for retirement and post-retirement treatment of such awards. Following a qualified retirement and subject to compliance with ongoing obligations, all unvested equity awards held by an executive officer will continue to vest on their original vesting schedule as if the executive officer had not ceased to be an employee, and vested stock options will remain exercisable until the earlier of five years following retirement or the original expiration date of the stock option. Prior to the modifications, all unvested options and a pro rata portion of restricted stock units granted to our executive officers would vest immediately upon retirement. The modifications apply to both previously granted awards and awards to be granted in the future. The compensation committee approved these changes to enable our executive officers to better align their long-term interests with those of our shareholders and to retain the potential value of their awards as they approach possible retirement.

Determining and Structuring Compensation

Compensation Philosophy and Objectives

Our executive officers are critical to our long-term success; therefore, we need to be competitive with companies that require talent aligned to our product, technology and service roadmaps. We seek to pay our executive officers at levels that are competitive with other employers, both within and outside of our industry, to secure the best talent possible for all our stakeholders. Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee strives to set executive officer compensation at a level that is comparable to the 50th percentile of our peers with an opportunity for 75th percentile compensation for superior performance. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices.

The goal of our executive compensation program is the same as our goal for operating our company: to create long-term value for our shareholders and clients. To this end, we design our compensation program to reward our executive officers for sustained financial and operating performance, to align their interests with those of our shareholders and to encourage them to remain with the company for long and productive careers.

29 2015 Proxy Statement

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for:

— approving executive officer compensation

— approving compensation programs and plans in which our executive officers participate

— reviewing compensation-related risk

— administering our equity incentive plans including compliance with executive stock ownership requirements

— approving severance or similar termination payments to executive officers

— overseeing regulatory compliance with respect to compensation matters

With respect to executive officers, at the beginning of each year, the compensation committee sets base salaries, approves cash incentive awards for the prior year’s performance, approves equity incentive awards, and establishes the objective performance targets to be achieved for the upcoming year.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of our other named executive officers. Our chief executive officer’s recommendations relate only to the compensation of our other named executive officers, although performance measures included in his recommendations may apply generally to all of our named executive officers. For example, when formulating recommendations to the compensation committee regarding the compensation of a group president, our chief executive officer considers, among other factors, the group’s revenue growth, net operating profit, strategic progress, talent development and market data. Our chief executive officer annually completes a self-appraisal of his performance. For 2014, his self-appraisal focused on strategic impact, growth, talent development, risk management and financial results. The appraisal, and the recommendations of the nominating and corporate governance committee, which administers the annual evaluation of the chief executive officer by the board, is considered by the committee in its annual review of our chief executive officer’s performance and compensation. Our chief executive officer does not attend the portion of any compensation committee meeting during which the committee deliberates on matters related specifically to his compensation.

Consultant’s Role

The committee consulted with Meridian Compensation Partners, LLC (“Meridian”) in 2014 regarding current equity compensation practices in the market. Management also obtained data regarding executive officer compensation pursuant to a standard data subscription with Towers Watson and Meridian in 2014. As further described herein, management used this data to make recommendations to the committee regarding compensation matters.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets each year. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity incentive compensation, value of unvested equity, potential severance, and employer contributions to 401(k) savings plans, allowing the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Shareholder Advisory Vote on Named Executive Officer Compensation

At our 2014 annual meeting, our shareholders approved, by approximately 96% of the votes cast, the compensation of our named executive officers as disclosed in our 2014 proxy statement. The compensation committee considered the results of the 2014 advisory vote at its meeting in February 2015. Because a substantial majority of our shareholders approved the compensation program described in the proxy statement for the 2014 annual meeting, the compensation committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote. The compensation committee will continue to consider the results of shareholder advisory votes about our named executive officer compensation.

30 2015 Proxy Statement

Structuring Compensation

Components of Compensation

The elements of compensation that we provided to our named executive officers for 2014 were base salary, annual cash incentive awards and equity incentive awards.

Type	Elements	Description

Short-Term Compensation	Base Salary	— Fixed annual amount — Provides a level of income security — Used to determine pay-based incentives

	Annual Cash Incentive	— Annual cash award based on achievement of defined performance metrics

Long-Term Compensation	Stock Options and Restricted Stock Units	— Equity grants that vest over a period of several years

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers market data, an executive officer’s scope of responsiblities, the market value of their experience, overall effectiveness, and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer.

Cash Incentive Award

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only upon the achievement of defined objectives. Our compensation committee annually determines the performance goals for and potential amounts of our cash incentive awards.

Equity Incentive Award

We provide compensation to our named executive officers in the form of time-vesting stock options and restricted stock units. Stock options are inherently performance-based because they deliver compensation to an executive officer only to the extent our stock price increases over the term of the award. Restricted stock units are settled in shares of common stock upon vesting. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest.

We believe that providing grants of stock options and restricted stock units effectively balances our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers. In addition, equity awards support our objective of aligning our executive officers’ interests with those of our shareholders by tying the value of this component of compensation to changes in shareholder value. When making equity award decisions, we do not consider existing equity ownership because we do not want to discourage executive officers from holding significant amounts of our common stock. We also do not review realized compensation from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should impact current compensation decisions.

31 2015 Proxy Statement

Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Components	Objectives

Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.

Short-term and long-term focus	We seek to create incentives to achieve near-term goals by providing annual cash incentives, which are based on annual performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price. These awards promote retention and further align the interests of our executive officers and shareholders.

Cash and equity compensation	We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention and rewards our executive officers if we succeed.

Peer Group

To determine peer group compensation for an executive officer, the committee reviewed publicly available proxy and survey data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the compensation committee makes. The committee may also consider, among other matters, market trends in executive compensation, the percentage that each component of compensation comprises of an executive officer’s total compensation and the executive officer’s tenure in position. The peer group that we used for 2014 and approved by the committee is set forth below:

Alliance Data Systems Corporation	Equifax Inc.	NCR Corporation

Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	Paychex, Inc.
Convergys Corporation		Total System Services, Inc.

Discover Financial Services	Intuit Inc.	Unisys Corporation

DST Systems, Inc.	Jack Henry & Associates, Inc.	Visa Inc.

The Dun & Bradstreet Corporation	MasterCard Incorporated	The Western Union Company

32 2015 Proxy Statement

We believe our peer group is comprised of companies comparable to ours based on our industry, company size and competition for managerial talent. In this regard, we include: companies that compete with us for managerial talent; companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources; and other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization.

2014 Named Executive Officer Compensation

Base Salaries

In 2014, we increased the base salaries of Messrs. Gupta and Hirsch to recognize their performance and better align their base salary compensation with those holding comparable positions at peer companies. We did not increase the base salaries of our other named executive officers in 2014. We have not increased the base salary of our chief executive officer in the last nine years.

Cash Incentive Awards

Certain Terminology

In this section of the proxy statement, we use a number of financial terms. Adjusted earnings per share, adjusted internal revenue growth and consolidated net operating profit are non-GAAP financial measures. See Appendix A to this proxy statement for a definition of these measures.

Messrs. Yabuki and Hirsch

The cash incentive payments to Messrs. Yabuki and Hirsch for 2014 were based on adjusted earnings per share and adjusted internal revenue growth. We use adjusted earnings per share as a performance measure because we believe that there is a direct correlation between the increase in adjusted earnings per share and shareholder value. We use adjusted internal revenue growth because we believe that the long-term value of our enterprise depends on our ability to grow revenue without regard to acquisitions. For 2014, we set the target adjusted earnings per share performance goal at $3.31, which represented an 11% increase over our 2013 adjusted earnings per share. For 2014, we set the target adjusted internal revenue growth performance goal at 3.7% compared to adjusted internal revenue growth of 2.7% in 2013. For 2014, the threshold, target, maximum and actual amounts for Messrs. Yabuki and Hirsch were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual

Adjusted Earnings Per Share (60%)	$3.16	$3.31	$3.52 or more	$3.37

Adjusted Internal Revenue Growth (40%)	1.2%	3.7%	6.2% or more	4.3%

Award as a Percentage of Base Salary

J. Yabuki	75%	150%	300%	193%

T. Hirsch	50%	100%	200%	129%

33 2015 Proxy Statement

Mr. Ernst

The cash incentive payment to Mr. Ernst for 2014 was based on achievement of adjusted earnings per share, adjusted internal revenue growth and consolidated net operating profit. Similar to other named executive officers, these company-wide performance measures are designed to drive internal revenue growth and profitability. In addition, we considered consolidated net operating profit because we believe Mr. Ernst has the ability to drive high quality revenue growth and effectively managing our costs through operational effectiveness programs. For 2014, the threshold, target, maximum and actual amounts for Mr. Ernst were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual

Adjusted Earnings Per Share (30%)	$3.16	$3.31	$3.52 or more	$3.37

Adjusted Internal Revenue Growth (40%)	1.2%	3.7%	6.2% or more	4.3%

Consolidated Net Operating Profit (in millions) (30%)	$1,415	$1,465	$1,560	$1,475

Award as a Percentage of Base Salary	63%	125%	250%	154%

Messrs. Gupta and Vielehr

The cash incentive payment to each of Messrs. Gupta and Vielehr for 2014 was based on the achievement of adjusted earnings per share, adjusted internal revenue growth, consolidated net operating profit and group-level results (group net operating profit (20%) and group revenue (20%)). Similar to other named executive officers, adjusted earnings per share, adjusted internal revenue growth and consolidated net operating profit are designed to drive internal revenue growth and profitability, and Mr. Gupta and Mr. Vielehr had the ability to significantly impact those results as the president of our Digital Solutions Group and Depository Institution Services Group, respectively. Mr. Gupta served as president of our Digital Solutions Group for most of 2014 and in November 2014 assumed the role of president of our newly created Billing and Payments Group. The committee considered the group-level results because it believed they were most relevant to, and could be most directly influenced by Messrs. Gupta and Vielehr. The adjusted earnings per share, adjusted internal revenue growth and consolidated net operating profit threshold, target and maximum goals for Messrs. Gupta and Vielehr were set at the same levels set forth above for our other named executive officers. With respect to group net operating profit and group revenue, we set the performance goal levels for each of Mr. Gupta and Mr. Vielehr such that we believed that it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target could be achieved. For 2014, the threshold, target, maximum and actual results were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual

Adjusted Earnings Per Share (10%)	$3.16	$3.31	$3.52 or more	$3.37

Adjusted Internal Revenue Growth (35%)	1.2%	3.7%	6.2% or more	4.3%

Consolidated Net Operating Profit (in millions) (15%)	$1,415	$1,465	$1,560	$1,475

Group-Level Results (40%)

Award as a Percentage of Base Salary

R. Gupta	55%	110%	220%	118%

B. Vielehr	55%	110%	220%	137%

34 2015 Proxy Statement

Equity Incentive Awards

The committee established threshold, target and maximum values of total equity awards expressed as a percentage of base salary, which Messrs. Yabuki, Hirsch, Ernst and Gupta could receive. The target equity awards generally reflect the committee’s assessment of the level of an executive officer’s responsibilities within the company. On February 19, 2014, we granted equity awards to Messrs. Yabuki, Hirsch, Ernst and Gupta based on the committee’s judgment of each executive’s performance with respect to strategic impact, growth, talent development, risk management, financial results, and, other than with respect to his own awards, the recommendation of our chief executive officer. The mix of options and restricted stock units granted is determined by the committee based on the expressed preference of the executive officer which is considered in the context of the committee’s overall assessment of the executive officer’s compensation. The equity mix awarded by the committee is consistent with our objective of emphasizing performance-based compensation and aligning our executive officers’ economic interests with those of our shareholders.

For 2014, the compensation committee increased the target and maximum equity awards available to Messrs. Hirsch, Ernst and Gupta to provide them with equity opportunities that are better aligned with the equity compensation available to individuals holding similar positions at our peer companies. The grant date fair value of the annual equity incentive awards, restricted stock units and options combined, as a percentage of base salary were as follows:

	Percent of Base Salary (%)

Annual Equity Incentive Awards	Threshold	Target	Maximum	Actual Award

J. Yabuki	238%	476%	952%	691%

T. Hirsch	100%	250%	350%	260%

M. Ernst	100%	250%	350%	244%

R. Gupta	75%	150%	250%	149%

Upon joining Fiserv at the end of 2013, Mr. Vielehr received stock options and restricted stock units having an aggregate grant date fair value of approximately $4 million to induce him to join the company. The grant was intended to immediately and strongly align Mr. Vielehr’s interests with those of our shareholders and, in part, recognize that he was forfeiting significant benefits upon leaving his prior employer. As a result, Mr. Vielehr was not eligible for an annual equity incentive award in 2014.

35 2015 Proxy Statement

Other Elements of Compensation

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (up to a maximum of $25,000 in any calendar year), with the objective of allowing employees to benefit when the value of our stock increases over time.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through key executive employment and severance agreements and, in the case of Messrs. Yabuki, Ernst, Gupta and Vielehr, employment agreements. We discuss the purposes and terms of the agreements below under the heading “Employment and Other Agreements with Executive Officers.”

Perquisites

In 2014, we did not provide any personal-benefit perquisites to our named executive officers other than relocation-related expenses disclosed in footnote 3 to the Summary Compensation Table below and participation in an executive physical program.

Retirement Savings Plan and Health and
Welfare Benefits

We provide subsidized health and welfare benefits which include medical, dental, life insurance, disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on generally the same terms and conditions as other employees, subject to limitations under applicable law. We subsidize supplemental long-term disability coverage for executive officers. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executive officers. Our employees, including executive officers, are immediately eligible for matching contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation and vest after two years.

Additional Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading in our common stock during certain periods at the end of each quarter until after we disclose our financial and operating results. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our chief legal officer and our chief executive officer of all stock transactions by designated senior members of management and our board of directors, including the establishment of a Rule 10b5-1 trading plan.

We also prohibit our employees, officers and directors from hedging or engaging in short sales of our stock. Furthermore, directors and executive officers are prohibited from pledging our stock and from entering into transactions in derivative instruments in connection with our stock.

Stock Ownership

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain a stock ownership policy that requires our chief executive officer to own equity having a value of at least six times his base salary and our other executive officers to own equity having a value of at least four times their respective base salaries. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are in compliance with the requirements.

36 2015 Proxy Statement

Compensation Recoupment Policy

In the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of the board, from any person who was serving as an executive officer of the company at the time the original results were published. Both cash and equity incentive awards are subject to recoupment; there is no time limit on our ability to recover such amounts, other than limits imposed by law; and recoupment is available to us regardless of whether the individuals subject to recoupment are still employed by us when repayment is required. To the extent recoupment is sought, the board of directors may, in its discretion, seek to recover interest on amounts recovered and/or costs of collection and we have the right to offset the repayment amount from any compensation owed by us to any executive officer. The independent members of our board of directors, or a committee thereof comprised solely of independent directors, are responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, such as in connection with newly hired employees, promotions or retention awards, the compensation committee delegates its authority to our chief executive officer and chief operating officer to enable such individuals to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically made by the compensation committee. Our equity grant policy prescribes the timing of awards or specific grant dates. Under the Incentive Plan, the exercise price of all options to purchase shares of our common stock may not be less than the closing price of our common stock on the NASDAQ stock market on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxable income for federal income tax purposes in any one year with respect to our named executive officers (other than our chief financial officer). Certain performance-based compensation is not subject to the deduction limit. It is generally our intention to qualify compensation payments for tax deductibility under Section 162(m). Notwithstanding our intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify. Our compensation committee reserves the right to provide compensation that does not qualify as performance-based compensation under Section 162(m) to the extent it believes such compensation is necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, qualified officers and other key employees.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

In 2005, we entered into an employment agreement with Mr. Yabuki that provides that, during the term of his employment, Mr. Yabuki will serve as our president and chief executive officer and, subject to election by our shareholders, as a director. Under his employment agreement, as amended, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target cash incentive award of not less than 125% of his base salary; (iii) to receive grants of options, restricted stock and/ or other awards under our long-term incentive compensation program commensurate with his position; (iv) to receive up to four weeks of vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. The agreement automatically renews for one year terms unless either party gives

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the other 90 days prior written notice of his or its desire to terminate the agreement. In the event of a conflict between his employment agreement and the terms of an equity award agreement, his employment agreement will control unless the equity award agreement provides a more favorable benefit. The terms of Mr. Yabuki’s employment agreement and KEESA resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the market terms for the leader of a company of our size in our industry.

Ernst, Gupta and Vielehr Employment Agreements

We entered into an employment agreement with each of Messrs. Ernst, Gupta and Vielehr pursuant to which we agreed to employ them until one party provides the other with a notice of termination. Under their employment agreements, Messrs. Ernst and Vielehr are entitled: (i) to receive an annual salary of at least $525,000 and $470,000, respectively; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term incentive compensation program with an annual target of at least 200% of base salary; and (iv) in the case of Mr. Vielehr, a one-time cash payment of $200,000 which was paid on March 15, 2014. Under his employment agreement, Mr. Gupta is entitled: (i) to receive an annual salary of at least $400,000; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term compensation program; and (iv) to receive a minimum of four weeks paid vacation. In addition, Messrs. Ernst, Gupta and Vielehr are entitled to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. Each of Messrs. Ernst, Gupta and Vielehr also received equity awards upon joining Fiserv pursuant to his employment agreement. These awards are reflected in the Outstanding Equity Awards table below. The terms of Mr. Ernst’s, Mr. Gupta’s and Mr. Vielehr’s employment agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the market terms for a leader of a company of our size in our industry.

Key Executive Employment and Severance Agreements

We have entered into key executive employment and severance agreements, or “KEESAs,” with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

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Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

Glenn M. Renwick, Chairman

Dennis F. Lynch

Doyle R. Simons

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

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Executive Compensation

Summary Compensation Table

The following table sets forth in summary form the compensation of our chief executive officer, our chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2014.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Jeffery W.Yabuki	2014	$840,000	—	$1,078,613	$4,722,371	$1,622,880	$12,053	$8,275,917

President and Chief	2013	840,000	—	916,074	4,400,022	1,359,036	11,965	7,527,097

Executive Officer	2012	840,000	—	2,458,003	2,600,546	1,154,160	12,155	7,064,864

Thomas J. Hirsch	2014	500,000	—	650,028	650,004	644,000	12,427	2,456,459

Chief Financial Officer,	2013	475,000	—	650,039	650,008	461,102	12,109	2,248,258

Treasurer and Assistant	2012	475,000	—	600,027	600,124	391,590	11,867	2,078,608
Secretary

Mark A. Ernst	2014	575,000	—	—	1,400,005	886,291	11,923	2,873,219

Chief Operating Officer	2013	575,000	—	350,033	1,050,003	715,515	11,985	2,702,536

	2012	575,000	—	325,045	975,202	589,807	14,275	2,479,329

Rahul Gupta	2014	470,000	—	350,024	350,015	554,055	12,917	1,737,011

Group President,	2013	420,000	—	1,150,075	350,018	441,902	12,644	2,374,639

Billing and Payments	2012	420,000	—	275,048	275,064	368,076	12,834	1,351,022
Group

Byron C. Vielehr(4)	2014	470,000	$200,000	—	—	645,900	313,257	1,629,157

Group President,	2013	39,167	—	2,000,290	2,000,186	—	13,245	4,052,888
Depository Institution
Services Group

(1)   Reflects the grant date fair value of the awards granted in the respective years under the Incentive Plan. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2014.

(2)   These cash incentive payments were made pursuant to the Incentive Plan. These awards were earned in the year listed and paid in the following year.

(3)   The amounts shown in this column include company matching under our 401(k) savings plan; company-paid premiums for insurance; and if applicable, company contributions to a health savings account. For 2014, the amount shown for Mr. Vielehr also includes participation in our executive physical program and $301,517 of reimbursement for relocation-related expenses pursuant to the terms of his employment agreement.

(4)   Mr. Vielehr joined Fiserv on December 1, 2013. On March 15, 2014, Mr. Vielehr received a $200,000 cash payment pursuant to the terms of his employment agreement to compensate him for the benefits which he forfeited upon leaving his prior employer. For 2013, Mr. Vielehr’s base salary was paid at an annualized rate of $470,000. The amount shown reflects the actual amount of base salary paid to him during 2013. We granted restricted stock units and options to Mr. Vielehr on December 1, 2013 pursuant to his employment agreement. The grant was intended to immediately and strongly align Mr. Vielehr’s interests with those of our shareholders and, in part, recognize that he was forfeiting significant benefits upon leaving his prior employer. Mr. Vielehr did not receive any equity awards during 2014.

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The material terms of the company’s agreements with Messrs. Yabuki, Ernst, Gupta and Vielehr are set forth above under the heading “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers.” Mr. Hirsch does not have an employment agreement, other than the KEESA, which, together with the estimated possible benefits payable thereunder, is discussed below.

Grants of Plan-Based Awards in 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of	All Other Option Awards; Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(1)	Underlying Options (#)(1)	Awards ($/Sh)	Option Awards($)(2)
J. Yabuki		630,000	1,260,000	2,520,000

	02/19/2014				18,933			1,078,613

	02/19/2014					251,570	56.97	4,722,371

T. Hirsch		250,000	500,000	1,000,000

	02/19/2014				11,410			650,028

	02/19/2014					34,627	56.97	650,004

M. Ernst		362,250	718,750	1,437,500

	02/19/2014					74,581	56.97	1,400,005

R. Gupta		258,500	517,000	1,034,000

	02/19/2014				6,144			350,024

	02/19/2014					18,646	56.97	350,015

B. Vielehr(3)		258,500	517,000	1,034,000

(1)   We granted all of the equity awards reported above pursuant to the Incentive Plan. Unless otherwise noted, one-third of the restricted stock units vest on each of the second, third and fourth anniversaries of the grant date, and one-third of the stock options vest on each anniversary of the grant date. The options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date.

(2)   The amounts in the table represent the grant date fair value of the awards. Information about the assumptions that we used to determine the grant fair value of the awards is set forth in our Annual Report on Form 10-K in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2014.

(3) Mr. Vielehr joined Fiserv on December 1, 2013 and did not receive any equity awards in 2014.

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Outstanding Equity Awards at December 31, 2014

	Option Awards(1)				Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)

J. Yabuki					101,041(3)	7,170,880

	—	251,570(4)	56.97	02/19/2024

	83,704	233,484(5)	40.35	02/20/2023

	160,900	80,450(6)	32.64	02/22/2022

	329,190	—	30.86	02/23/2021

	388,826	—	23.85	02/24/2020

	543,984	—	16.37	02/26/2019

	51,652	—	27.11	02/27/2018

	190,548	—	27.11	02/27/2018

	248,784	—	27.35	02/23/2017

	450,000	—	23.05	12/01/2015

	290,000	—	23.05	12/01/2015

T. Hirsch					42,820(7)	3,038,935

	—	34,627(4)	56.97	02/19/2024

	17,246	34,492(5)	40.35	02/20/2023

	37,130	18,566(6)	32.64	02/22/2022

	74,068	—	30.86	02/23/2021

	83,320	—	23.85	02/24/2020

	88,248	—	16.37	02/26/2019

	38,740	—	27.11	02/27/2018

	48,424	—	27.11	02/27/2018

	37,500	—	27.35	02/23/2017

M. Ernst					15,316(8)	1,086,977

	—	74,581(4)	56.97	02/19/2024

	27,858	55,718(5)	40.35	02/20/2023

	60,336	30,170(6)	32.64	02/22/2022

	64,860	32,430(9)	29.75	01/03/2021

R. Gupta					47,156(10)	3,346,661

	—	18,646(4)	56.97	02/19/2024

	9,286	18,574(5)	40.35	02/20/2023

	17,018	8,510(6)	32.64	02/22/2022

	15,364	—	30.86	02/23/2021

	14,444	—	23.85	02/24/2020

	33,848	—	16.37	02/26/2019

	32,282	—	27.11	02/27/2018

	27,672	—	27.11	02/27/2018

	34,850	—	26.53	03/30/2017

	30,000	—	26.25	12/18/2016

B. Vielehr					36,402(11)	2,583,450

	—	116,892(12)	54.95	12/01/2023

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(1)   In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis.

(2)   The amounts in this column were calculated by multiplying the closing market price of our common stock on December 31, 2014 (the last day that NASDAQ was open for trading during our most recently completed fiscal year), $70.97, by the number of unvested shares or units.

(3)   Includes 7,568 restricted stock units that vested on February 20, 2015, 25,106 restricted stock units that vested on February 22, 2015, and 9,190 restricted stock units that vested on February 23, 2015. The remaining restricted stock units will vest as follows: 6,311 on each of February 19, 2016, 2017 and 2018; 7,568 on February 20, 2016; 25,106 on February 22, 2016; and 7,570 on February 20, 2017.

(4)   One-third of the options vest on each anniversary of the grant date, February 19, 2014.

(5)   One-third of the options vest on each anniversary of the grant date, February 20, 2013.

(6)   One-third of the options vest on each anniversary anniversary of the grant date, February 22, 2012.

(7)   Includes 5,370 restricted stock units that vested on February 20, 2015, 6,128 restricted stock units that vested on February 22, 2015, and 3,040 restricted stock units that vested on February 23, 2015. The remaining restricted stock units will vest as follows: 3,803 on each of February 19, 2016 and 2017; 5,370 on February 20, 2016; 6,130 on February 22, 2016; 5,372 on February 20, 2017; and 3,804 on February 19, 2018.

(8)    Includes 2,892 restricted stock units that vested on February 20, 2015 and 3,320 restricted stock units that vested on February 22, 2015. The remaining restricted stock units will vest as follows: 2,892 on each of February 20, 2016 and 2017; and 3,320 on February 22, 2016.

(9)    One-third of the options vest on the second, third and fourth anniversaries of the grant date, January 3, 2011.

(10)   Includes 2,892 restricted stock units that vested on February 20, 2015, 2,810 restricted stock units that vested on February 22, 2015, 1,892 restricted stock units that vested on February 23, 2015, and 1,596 restricted stock units that vested on March 31, 2015. The remaining restricted stock units will vest as follows: 3,398 on October 31, 2015; 2,048 on each of February 19, 2016, 2017 and 2018; 2,892 on each of February 20, 2016 and 2017; 9,914 on February 20, 2016; 2,810 on February 22, 2016; and 9,916 on February 20, 2017.

(11)   One-half of these restricted stock units will vest on each of December 1, 2016 and 2017.

(12)   One-third of the options vest on the second, third and fourth anniversaries of the grant date, December 1, 2013.

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Option Exercises and Stock Vested During 2014

During our fiscal year ended December 31, 2014, the named executive officers exercised options to purchase shares of our common stock and/or had restricted stock units vest as set forth below.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(2)
J. Yabuki	—	—	43,996	2,525,894

T. Hirsch	27,500	1,092,175	12,662(3)	727,083

M. Ernst	—	—	3,320	190,468

R. Gupta	—	—	11,508	700,625

B. Vielehr	-—	—	—	—

(1)   The “Value Realized on Exercise” was calculated by multiplying the number of shares acquired on exercise times the difference between the market value of the shares on the exercise date and the exercise price of the option.

(2)   The “Value Realized on Vesting” was calculated by multiplying the number of shares acquired on vesting times the market value of the shares on the vesting date.

(3)   The receipt of 3,496 of these shares due upon vesting of restricted stock units on February 24, 2014, with an aggregate value of $201,230 as of the vesting date, has been deferred by Mr. Hirsch for five years.

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Potential Payments Upon Termination or Change in Control

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in the named executive officers’ employment agreements, KEESAs and relevant stock option and restricted stock unit award agreements, all of which we have filed with the Securities and Exchange Commission.

Terminology

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. In some cases, executive officers have “good reason” to terminate their employment if we change in a negative manner their working conditions or position within our organization or if we breach the terms of the agreements. “Disability” generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

Employment Agreements

General

Our employment agreements with Messrs. Yabuki, Ernst, Gupta and Vielehr provide for potential payments on certain terminations of employment. As described above under “Compensation Discussion and Analysis – Deductibility of Compensation,” these agreements are designed to comply with Section 162(m) of the Internal Revenue Code. In addition, these agreements and our KEESAs all provide that post-termination payments and benefits are subject to a six-month delay in the event that the executive officer is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at the time of a qualifying termination. The employment agreements also contain provisions that require each of the named executive officers to maintain the confidentiality of our confidential information and proprietary data during and following his employment. In addition, each of Messrs. Yabuki, Ernst, Gupta and Vielehr agrees that during his employment and for 12 months after termination of employment, he will not compete with us or solicit our clients or our employees. Under the employment agreements, we have the ability to recover compensation previously paid to the named executive officer if he breaches these obligations.

Terms of Employment Agreement with Mr. Yabuki

We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive: (i) a lump sum payment equal to four and one-half times his current annual base salary, (ii) full vesting of all equity awards, as well as the right to exercise stock options for not less than one year, following the date of termination of his employment, but in no event longer than ten years from the date of grant, or if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed, (iii) a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination and (iv) reimbursement for COBRA or other health insurance premiums for up to two years following the date of his termination, or until Mr. Yabuki obtains health care coverage through subsequent employment, whichever is earlier.

If Mr. Yabuki’s employment is terminated for death or disability, he, or his estate as applicable, is entitled to receive full vesting of all equity and long-term awards and a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination.

Under his employment agreement and KEESA, Mr. Yabuki is entitled to receive an excise tax gross-up payment so that the net amount retained by him, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which he is entitled under his employment agreement or KEESA

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at the time such payments are to be made. In 2014, our compensation committee adopted a policy not to enter into new excise tax gross-up arrangements with executive officers.

If the benefits to Mr. Yabuki under his employment agreement are duplicative of benefits provided under his KEESA, his employment agreement provides that he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his KEESA or his employment agreement.

Terms of Employment Agreements with Messrs. Ernst, Gupta and Vielehr

We have the right to terminate their employment at any time. If we terminate Mr. Ernst’s employment other than for death, disability or cause, or if he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to 1.8 times his then-current base salary. If we terminate Mr. Gupta’s employment other than for death, disability or cause, or if he terminates his employment because we breach his employment agreement, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary, (ii) the benefit of accelerated vesting for all unvested equity awards as if he had remained employed for an additional 12-month period, and (iii) reimbursement of COBRA premiums for up to 12 months following the date of his termination. With respect to Mr. Vielehr, if we terminate his employment other than for death, disability or cause, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary and (ii) accelerated vesting of certain equity awards granted to him pursuant to his employment agreement determined by dividing each of the total number of stock options and restricted stock units granted upon employment by two and then subtracting the number of stock options or restricted stock units, as applicable, that have vested prior to termination.

Key Executive Employment and Severance Agreements

General

Our Key Executive Employment and Severance Agreements (“KEESAs”) set forth the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We also intend the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control.

We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Benefits

Pursuant to the terms of the KEESAs, upon a change in control, all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

— a cash termination payment equal to two times the sum of (i) their annual salary plus (ii)

— their highest annual cash incentive award during the three completed fiscal years before the change in control; or

— in the case of Mr. Vielehr, because he has not been employed by us for three or more years, the greater of 60% of his annual salary at the time of the change in control or the highest annual cash incentive award during the two completed fiscal years before the change in control;

— with respect to each incentive compensation award made to the named executive officer for all uncompleted periods as of the termination date, a cash payment

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equal to the value of such award prorated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the “prorated bonus;” and

— continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

In the event their employment is terminated for death or disability within three years following a change in control, our named executive officers will be entitled to receive the prorated bonus under their KEESAs. If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will also be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid.

The KEESAs, other than Mr. Yabuki’s, also provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Non-Compete

Each named executive officer with a KEESA agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Awards

Equity award agreements under the Incentive Plan provide that, on a recipient’s death or disability, 100% of any then unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event or the stock option expiration date. In addition, the restricted stock unit agreements generally provide for pro rata vesting in the event of death or disability.

In 2015, our named executive officers executed amendments to their outstanding equity award agreements to revise the criteria for retirement and post-retirement treatment of such awards. Following a qualified retirement and subject to compliance with ongoing obligations, all unvested equity awards held by an executive officer will continue to vest on their original vesting schedule as if the executive officer had not ceased to be an employee, and vested stock options will remain exercisable until the earlier of five years following retirement or the original expiration date of the stock option. Prior to the modifications, all unvested options and a pro rata portion of restricted stock units granted to our executive officers would vest immediately upon retirement. The modifications apply to both previously granted awards and awards to be granted in the future. The compensation committee approved these changes to enable our executive officers to better align their long-term interests with those of our shareholders and to retain the potential value of their awards as they approach possible retirement.

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The equity award agreements require our named executive officers to maintain the confidentiality of our confidential information and not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment. In the event the named executive officer breaches these obligations, we are entitled to recover the value of any amounts previously paid or payable or any shares or the value of any shares delivered pursuant to any of our programs, plans or arrangements.

Upon a change in control, the Incentive Plan provides that if a named executive officer has an employment, retention, change in control or similar agreement that addresses the effect of a change in control on his or her awards, then such agreement will control. Otherwise, the Incentive Plan provides that the successor or purchaser may assume the equity awards or provide substitute awards with similar terms and conditions; provided, that, if within 12 months following the change in control the named executive officer is terminated without cause or terminates his employment for good reason, the assumed equity award or such substitute award will become fully vested and exercisable and/or all restrictions on the award will lapse as of the time immediately prior to such termination of employment. In that case, the named executive officer will have 90 days after the termination to exercise an option award unless a longer exercise period is applicable under the agreement, and the confidentiality, non-compete and non-solicit covenants in the equity award agreement will cease to apply. If the successor or purchaser does not assume the equity award or issue a replacement award, then immediately prior to the change in control, each equity award subject to the agreements will become fully vested and exercisable and/or all restrictions on the award will lapse.

Cash Incentive Awards

Our Incentive Plan provides that, upon a change in control, the successor or purchaser may assume the cash incentive awards to our named executive officers or provide substitute awards with similar terms and conditions. If the successor or purchaser in the change in control does not assume the cash incentive award or issue a replacement award, then any award earned but not yet paid will be paid to the named executive officer. If the cash incentive award is not yet earned, then the award will be canceled in exchange for a cash payment equal to the product of the amount that would have been due under the canceled award as if the performance goals measured at the time of the change in control were achieved at the same rate through the end of the performance period and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period.

Estimated Potential Payments

In the tables below, we estimate the maximum amount of compensation payable to each of our named executive officers assuming that the triggering event or events indicated occurred on December 31, 2014. In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis. The amounts shown in the tables below rely on the following assumptions:

— The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options which would experience accelerated vesting and $70.97, the closing price of our common stock on the last trading day of the calendar year.

— The amount shown in the table with respect to restricted stock units is equal to the closing price of our common stock on the last trading day of the calendar year times the number of unvested restricted stock units which would experience accelerated vesting.

— The prorated bonus amounts reflect the named executive officer’s target cash incentive award for 2014 because we assume that the triggering event or events indicated occurred on December 31, 2014.

— The amount shown for “Post-Employment Benefits” on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental and life insurance. The amount shown for “COBRA Reimbursement” is, in the case of Mr. Yabuki, the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family; and, in the case of Mr. Gupta, the value of one year of such benefits. The value of the benefits is based on a number

48 2015 Proxy Statement

of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•  In accordance with the terms of the KEESAs, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2014.

•  The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs. Accordingly, $15,000 is shown for advisor fees for each named executive officer.

•  In certain circumstances, our named executive officers could elect to have payments reduced to eliminate potential excise taxes; however, for purposes of the tables below, we have assumed that no such election has been made.

Potential Payments on a Change in Control without Termination of Employment; Acceleration of Vesting

	Number of Option Shares	Number of Restricted Units
Name	Vested on Accelerated Basis (#)	Vested on Accelerated Basis (#)	Value Realized

J. Yabuki	565,504	101,041	$20,925,789

T. Hirsch	87,685	42,820	$ 5,291,493

M. Ernst	192,899	15,316	$ 6,330,377

R. Gupta	45,730	47,156	$ 4,502,629

B. Vielehr	116,892	36,402	$ 4,456,060

49 2015 Proxy Statement

Potential Payment on a Termination of Employment

Mr. Yabuki

		Resignation For Good	Resignation For Good Reason
		Reason or Termination	or Termination Without
	Death or Disability	Without Cause	Cause Following Change in
Benefits and Payments	(Employment Agreement)	(Employment Agreement)	Control (KEESA)

Compensation:

Base Salary	—	$ 3,780,000	$ 1,680,000

Cash Incentive Award	—	—	2,718,072

Prorated Bonus	$ 1,260,000	1,260,000	1,260,000

Stock Options:

Unvested and Accelerated	13,754,909	13,754,909	13,754,909

Restricted Stock Units:

Unvested and Accelerated	7,170,880	7,170,880	7,170,880

Benefits:

COBRA Reimbursement	—	11,396	—

Post-Employment Benefits	—	—	96,925

Outplacement Services	—	—	84,000

Advisor Fees	—	—	15,000

Total	$22,185,789	$25,977,185	$26,779,786

Mr. Hirsch

			Resignation For Good Reason
	Death or Disability Prior	Death or Disability	or Termination Without
	to Change in Control	Following Change in Control	Cause Following Change in
Benefits and Payments	(Equity Award Agreements)	(KEESA)	Control (KEESA)

Compensation:

Base Salary	—	—	$1,000,000

Cash Incentive Award	—	—	922,204

Prorated Bonus	—	$ 500,000	500,000

Stock Options:

Unvested and Accelerated	$2,252,558	2,252,558	2,252,558

Restricted Stock Units:

Unvested and Accelerated	557,398	3,038,935	3,038,935

Benefits:

Post-Employment Benefits	—	—	117,199

Outplacement Services	—	—	50,000

Advisor Fees	—	—	15,000

Total	$2,809,956	$5,791,493	$7,895,896

50 2015 Proxy Statement

Potential Payment on a Termination of Employment

Mr. Ernst

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)

Compensation:

Base Salary	—	$1,035,000	—	$1,150,000

Cash Incentive Award	—	—	—	1,431,030

Prorated Bonus	—	—	$ 718,750	718,750

Stock Options:

Unvested and Accelerated	$5,243,400	—	5,243,400	5,243,400

Restricted Stock Units:

Unvested and Accelerated	271,744	—	1,086,977	1,086,977

Benefits:

Post-Employment Benefits	—	—	—	103,106

Outplacement Services	—	—	—	57,500

Advisor Fees	—	—	—	15,000

Total	$5,515,144	$1,035,000	$7,049,127	$9,805,763

Mr. Gupta

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)

Compensation:

Base Salary	—	$ 470,000	—	$ 940,000

Cash Incentive Award	—	—	—	883,804

Prorated Bonus	—	—	$ 517,000	517,000

Stock Options:

Unvested and Accelerated	$1,155,968	697,536	1,155,968	1,155,968

Restricted Stock Units:

Unvested and Accelerated	816,439	893,370	3,346,661	3,346,661

Benefits:

COBRA Reimbursement	—	17,095	—	—

Post-Employment Benefits	—	—	—	136,886

Outplacement Services	—	—	—	47,000

Advisor Fees	—	—	—	15,000

Total	$1,972,407	$2,078,001	$5,019,629	$7,042,319

51 2015 Proxy Statement

Potential Payment on a Termination of Employment

Mr. Vielehr

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)

Compensation:

Base Salary	—	$ 470,000	—	$ 940,000

Cash Incentive Award	—	—	—	564,000

Prorated Bonus	—	—	$ 517,000	517,000

Stock Options:

Unvested and Accelerated	$1,872,610	936,305	1,872,610	1,872,610

Restricted Stock Units:

Unvested and Accelerated	645,862	1,291,725	2,583,450	2,583,450

Benefits:

Post-Employment Benefits	—	—	—	125,852

Outplacement Services	—	—	—	47,000

Advisor Fees	—	—	—	15,000

Total	$2,518,472	$2,698,030	$4,973,060	$6,664,912

52 2015 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2014, all Section 16 reporting persons complied with all applicable filing requirements, except that, on April 8, 2014, each of Kevin Gregoire and Rahul Gupta filed a late Form 4 to report our withholding of 735 shares and 560 shares, respectively, to satisfy the taxes incident to the vesting of restricted stock units on March 31, 2014.

53 2015 Proxy Statement

Proposal 3. Ratification of the Appointment of Independent Registered Public Accounting Firm

Background

The audit committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The audit committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte has served as our independent public accounting firm since 1986. The audit committee, from time to time, evaluates the performance and independence of Deloitte to determine whether we should continue to retain the firm. To this end, at least annually, Deloitte makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. The audit committee is responsible for the audit fee negotiations associated with the retention of Deloitte. In addition, in conjunction with the mandated rotation of Deloitte’s lead engagement partner, the audit committee and its chairman actively participate in the selection of a successor lead engagement partner. The members of the audit committee and the board believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders.

A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reason for the Proposal

Appointment of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its appointment of Deloitte as a matter of good corporate practice. If our shareholders do not ratify this appointment, the audit committee of the board of directors will consider it a direction to seek to retain another independent public accounting firm. Even if the appointment is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the appointment of Deloitte as our independent registered public accounting firm, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted to ratify the appointment of Deloitte as our independent registered public accounting firm for 2015.

The board of directors recommends that you vote in favor of Proposal 3.

54 2015 Proxy Statement

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (the “Deloitte Entities”) for services provided during 2013 and 2014.

	2013	2014

Audit Fees	$2,830,000	$2,491,000

Audit-Related Fees	3,439,000	3,352,000

Tax Fees	669,000	634,000

All Other Fees	312,000	75,000

Total	$7,250,000	$6,552,000

Audit Fees. Audit fees are for professional services rendered by the Deloitte Entities in connection with the integrated audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, other statutory audits and other regulatory filings.

Audit-Related Fees. Audit-related fees are for professional services rendered by the Deloitte Entities for service auditor reports.

Tax Fees. Tax fees are for tax consultations and tax return preparation and compliance.

All Other Fees. All other fees are for consulting and training services.

Audit Committee Pre-Approval Policy

The audit committee has established pre-approval policies and procedures that require audit committee approval of all audit and permitted non-audit services to be provided by its independent registered public accounting firm. In some cases, the audit committee pre-approves particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management. In 2014, the audit committee pre-approved all services provided by our independent registered public accounting firm.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of the accounting and financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements, and Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, has the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and Deloitte the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2014. The audit committee has also discussed with Deloitte the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence. The audit committee has pre-approved all services provided and fees charged by the independent registered public accounting firm to Fiserv, Inc. and has concluded that such services are compatible with Deloitte’s independence.

The audit committee also discussed with management, the internal auditors and Deloitte the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both Deloitte and the internal auditors their respective audit plans, audit scope and identification of audit risks. Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman

Alison Davis

Christopher M. Flink

Denis J. O’Leary

55 2015 Proxy Statement

Proposal 4. Shareholder Proposal

The following proposal was submitted by an individual shareholder and will be voted on at the annual meeting if it is properly presented. The board of directors recommends you vote AGAINST the proposal and asks you to read Fiserv’s Statement in Opposition which follows the proposal. The shareholder’s name, address, and number of shares of common stock held may be obtained upon written request therefor made to our corporate Secretary. The proposal has been included exactly as we received it in accordance with the rules of the Securities and Exchange Commission.

Proposal 4 - Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 75% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

GMI Ratings, an independent investment research firm, said unvested equity pay partially or fully accelerates upon CEO termination. Accelerated equity vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. Fiserv had not disclosed specific, quantifiable performance objectives for our CEO. Fiserv gives long-term incentive pay to executives without requiring our company to perform above the median of its peer group.

Please vote to protect shareholder value:

Executives To Retain Significant Stock - Proposal 4

56 2015 Proxy Statement

Statement In Opposition

We believe that the ownership of a meaningful amount of stock by our executive officers creates a beneficial alignment of the interests of our executive officers with the long-term interests of our shareholders. Accordingly, we require significant stock ownership by all of our executive officers, and maintain other policies that align the interests of our executive officers with the long-term interests of our shareholders. In light of these policies, the strong culture of stock ownership that exists among our executive officers and the potential negative consequences of this proposal, we do not believe that implementation of this proposal is appropriate for our company or in the best interest of our shareholders. The board of directors strongly urges you to vote AGAINST this proposal.

We already have a stock ownership policy that requires our executive officers to own a significant amount of stock.

Our stock ownership policy requires our chief executive officer to own equity having a value of at least six times his base salary and, in the case of our other named executive officers, four times their base salary. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. This requirement is monitored by our compensation committee and all of our executive officers are in compliance, holding significant amounts of our stock.

We have a strong culture of stock ownership.

We have a strong corporate culture of stock ownership and retention. Our executive officers have voluntarily retained a significant number of the net after-tax shares received under our equity compensation programs throughout their careers.

We have other policies that further align the interests of our executives with the long-term interests of our shareholders.

Our stock ownership guidelines are supplemented by policies that strengthen the incentive for our executives to focus on the long-term success of our business. For example, we prohibit our executive officers from hedging, pledging or engaging in short sales of, or transactions in derivative instruments in, our stock. In addition, under our compensation recoupment policy, in the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of our board of directors, from any person who was serving as an executive officer of the company at the time the original results were published.

A requirement to retain at least 75% of shares acquired through equity pay programs would hinder our ability to recruit key executive talent and to promote from within our company.

We believe that most public companies do not have stock retention requirements comparable to that which is proposed. As a result, we believe that adoption of this proposal would harm our ability to recruit new executive talent from outside our company. Furthermore, we believe adoption of this proposal could serve to discourage our current employees from accepting promotions that would result in them becoming subject to the proposed retention policy. Our success in recruiting new executives and promoting from within our company has been an important factor in our long-term success, and this proposal would harm our overall competitiveness.

A requirement to retain at least 75% of shares acquired through equity pay programs is inappropriately high.

Sensible stock ownership requirements balance the importance of aligning executive officer and shareholder interests against the need to allow executives to prudently manage their personal financial affairs. We believe that our stock ownership requirements and other policies strike that balance effectively. By creating and maintaining this balance, we ensure that our executive officers have a significant investment in the future of our company, while also allowing them to prudently manage their financial affairs through the ability, in common with other investors, to diversify their holdings over an extended period, and through the ability, in common with executive officers at other companies, to realize

57 2015 Proxy Statement

substantial value from the equity component of their compensation before reaching normal retirement age. We believe that the addition of a policy that would require executives to hold at least 75% of shares acquired through equity pay programs until reaching normal retirement age is inappropriately high because it would upset this balance in a manner that would undermine the effectiveness and competitiveness of our executive compensation program.

Vote Required and Recommendation of the Board of Directors

The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal for it to gain approval. Unless otherwise specified, the proxies solicited hereby will be voted against the shareholder proposal.

The board of directors recommends that you vote AGAINST Proposal 4.

58 2015 Proxy Statement

Other Matters

Shareholder Proposals for the

2016 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2016 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered no later than December 8, 2015 to the following address: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Lynn S. McCreary, Chief Legal Officer and Secretary.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2016 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2015 annual meeting. Because we commenced mailing our proxy statement for the 2015 annual meeting on April 6, 2015, we must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2016 annual meeting no sooner than January 27, 2016, and no later than February 21, 2016.

If the notice is received after February 21, 2016, then we are not required to permit the business to be presented at the 2016 annual meeting of shareholders because the notice will be considered untimely. Nevertheless, if our board of directors permits a matter of business submitted after February 21, 2016 to be presented at the 2016 annual meeting, then the persons named in proxies solicited by the board of directors for the 2016 annual meeting may exercise discretionary voting power with respect to such proposal.

Proxy Statement and Annual Report Delivery

Our Annual Report on Form 10-K for 2014 will be made available or mailed to each shareholder on or about April 6, 2015. We will furnish such report, without charge, to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2015 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Lynn S. McCreary, at the address below.

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Notice, Annual Report and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our Notice, Annual Report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the Notice, Annual Report and/ or proxy statement may also request delivery of a single copy. Shareholders may make a request by writing to Lynn S. McCreary, Chief Legal Officer and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

By Order of the Board of Directors

Lynn S. McCreary, Secretary

Brookfield, Wisconsin

April 6, 2015

59 2015 Proxy Statement

Appendix A

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We supplement our reporting of information determined in accordance with GAAP, such as revenue and earnings per share, with “adjusted revenue,” “adjusted internal revenue growth” and “adjusted earnings per share.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our core business performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue and earnings per share to calculate these non-GAAP measures. In this proxy statement, we also disclose performance goals related to cash incentive awards based on adjusted earnings per share, adjusted internal revenue growth and consolidated net operating profit, which is another non-GAAP financial measure. Set forth below is a description of these terms:

—  Adjusted earnings per share is calculated as earnings per share from continuing operations in accordance with GAAP, excluding merger and integration-related costs, severance costs, amortization of acquisition-related intangible assets, and certain other non-operating gains and losses or unusual items.

—  Adjusted internal revenue growth is measured as the increase in adjusted revenue, excluding the net impact of acquisitions and dispositions, for the current year divided by adjusted revenue from the prior year. Adjusted revenue is calculated as total revenue in accordance with GAAP, excluding the impact of postage reimbursements in our Output Solutions business and including deferred revenue purchase accounting adjustments. Adjusted business unit or group internal revenue growth is calculated in the same manner using business unit or group adjusted revenue as applicable.

—  Consolidated net operating profit is calculated as total revenue minus total operating expenses, excluding share-based compensation and the capitalization and amortization of internally developed software, and is adjusted for the items described in the calculation of adjusted earnings per share. Business unit or group net operating profit is calculated in the same manner using business unit or group revenue, expenses and adjustments as applicable.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, earnings per share and any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

60 2015 Proxy Statement

Below is a reconciliation of adjusted earnings per share and adjusted internal revenue growth to the most directly comparable measure determined in accordance with GAAP:

	2013	2014

GAAP earnings per share from continuing operations	$2.44	$2.99
Adjustments – net of income taxes:
Merger and integration costs [1]	0.20	0.03

Severance costs	0.03	0.05

Amortization of acquisition-related intangible assets	0.51	0.52

StoneRiver transactions [2]	(0.20)	(0.20)

Tax benefit [3]	—	(0.03)

Adjusted earnings per share from continuing operations	$2.99	$3.37

Earnings per share is calculated using actual, unrounded amounts.

(1) Merger and integration costs are attributable to the acquisition of Open Solutions in 2013 and include integration costs and deferred revenue purchase accounting adjustments.

(2) Represents the company’s share of net gains associated with capital transactions at StoneRiver Group, L.P. (“StoneRiver”), a joint venture in which the company owns a 49% interest, including a gain on a partial divestiture of a subsidiary business in 2013 and sales of subsidiary businesses and related expenses in 2014.

(3) The tax benefit represents certain discrete income tax benefits that have been excluded from adjusted earnings per share.

(in millions)	2013	2014

Revenue	$4,814	$5,066

Output Solutions postage reimbursements	(289)	(327)

Open Solutions deferred revenue adjustment [1]	21	4

Adjusted revenue	$4,546	$4,743

1See footnote 1 on adjusted earnings per share reconciliation.

Adjusted internal revenue growth is measured as the increase in adjusted revenue, excluding the net impact of acquisitions and dispositions (“acquired revenue”), for the current year divided by adjusted revenue from the prior year. Acquired revenue was $3 million for the full year 2014.

61 2015 Proxy Statement

FISERV, INC. 255 FISERV DRIVE BROOKFIELD, WI 53045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86161-P62204                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FISERV, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed:			☐	☐	☐
1.	Election of Directors
Nominees:
	01) Alison Davis 02) Christopher M. Flink 03) Daniel P. Kearney 04) Dennis F. Lynch 05) Denis J. O'Leary	06) Glenn M. Renwick 07) Kim M. Robak 08) Doyle R. Simons 09) Thomas C. Wertheimer 10) Jeffery W. Yabuki
The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the named executive officers of Fiserv, Inc.						☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Fiserv, Inc. for 2015.						☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:							For	Against	Abstain
4.	A shareholder proposal relating to executive retention of stock.						☐	☐	☐

NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Yes         No

Please indicate if you plan to attend this meeting     ☐           ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report for the Year Ended December 31, 2014

are available at www.proxyvote.com.

M86162-P62204

FISERV, INC.

Annual Meeting of Shareholders

May 20, 2015

This proxy is solicited by the Board of Directors

The undersigned hereby appoints DANIEL P. KEARNEY, JEFFERY W. YABUKI and LYNN S. MCCREARY as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as set forth herein, all the shares of common stock of Fiserv, Inc. held of record by the undersigned on March 23, 2015 at the Annual Meeting of Shareholders to be held on May 20, 2015 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of all listed director nominees, (2) FOR the approval of the compensation of the named executive officers of Fiserv, Inc., (3) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Fiserv, Inc. for 2015 and (4) AGAINST the shareholder proposal relating to executive retention of stock.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the 401(k) Savings Plan of Fiserv, Inc. and its Participating Subsidiaries (the "Plan"). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 pm ET on May 17, 2015, the Plan's Trustee will be deemed to have been instructed to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely voting instructions from others.

Continued and to be signed on reverse side